Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of January 25, 2022, but effective as of January 29, 2022 (the “Amendment Effective Date”), by and between David H. Ferdman (“Employee”) and CyrusOne Management Services LLC, a Delaware Limited Liability Company (“Employer”).

WHEREAS, Employer and Employee entered into that certain employment agreement on August 15, 2021, which was effective as of July 29, 2021 (the “Employment Agreement”), and which is set to expire on the Amendment Effective Date;

WHEREAS, CyrusOne Inc. (“CyrusOne”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cavalry Parent L.P. and Cavalry Merger Sub LLC, pursuant to which, subject to the terms and conditions of the Merger Agreement, Cavalry Merger Sub LLC will be merged with and into CyrusOne (the “Merger”);

WHEREAS, Employer and Employee wish to amend the Employment Agreement pursuant to this Agreement in order to extend the terms of the Employment Agreement through the closing of the Merger (the “Closing”);

WHEREAS, capitalized terms that are used but not defined herein shall have the meanings assigned to them in the Employment Agreement; and

NOW, THEREFORE, in consideration of the above and the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1.             Defined Terms. The Employment Agreement is hereby amended by adding each of the “Amendment”, the “Merger Agreement”, the “Merger” and the “Closing” as defined terms, as defined in the recitals to this Amendment.

2.             Extension of the Term. The Employment Agreement is hereby amended by deleting the first sentence of Section 2 and replacing it with the following:

“The term of this Agreement shall be the period commencing on the Effective Date and ending on the earliest to occur of (a) the date that is ninety days following the Closing, (b) January 29, 2023 (the earlier to occur of (a) and (b), the “Extension Period End Date”) and (c) the date on which Employee’s employment terminates in accordance with Section 9 (the “Term”).”

3.             Bonuses. The Employment Agreement is hereby amended by deleting Section 4(b) in its entirety and replacing it with the following:

“In addition to the Base Salary, for the period beginning on the Amendment Effective Date and ending on the Extension Period End Date, Employee shall be eligible to receive a bonus (the “Bonus”). Employee’s target opportunity level for the Bonus shall be equal to two million dollars ($2,000,000) and his maximum Bonus opportunity shall be equal to 200% of the target ($4,000,000); provided that if the Extension Period End Date occurs prior to January 29, 2023, both the target and maximum Bonus opportunities shall be prorated (e.g., if the Extension Period End Date occurs on April 29, 2022, the target Bonus opportunity shall be reduced to five-hundred thousand dollars ($500,000) and the maximum Bonus opportunity shall be reduced to one million dollars ($1,000,000)). The actual Bonus earned by Employee shall be based on the achievement of (i) the CyrusOne financial performance objectives approved by the compensation committee of the Board (the “Compensation Committee”) for executive officers of the CyrusOne Group for calendar year 2022 bonuses (as reasonably adjusted to reflect the shortened performance period) and (ii) individual performance objectives, each as determined by the Compensation Committee, with the allocation between financial and individual performance goals being the same as approved by the Compensation Committee for other executive officers of the CyrusOne Group. The Bonus shall be paid no later than March 15, 2023 and, except as set forth in this Agreement, shall be subject to Employee’s continued employment through the Extension Period End Date.”

4.             Long-Term Incentive Award. The Employment Agreement is hereby amended by deleting Section 4(c) in its entirety and replacing it with the following:

“Within 10 days of the later of the Amendment Effective Date and the entry of Employee and Employer into the Amendment, Employee will be granted a restricted stock award with respect to shares of CyrusOne common stock with an aggregate grant date value of four million dollars ($4,000,000) (the “Extension Award”) that will vest one-third on each of the first three anniversaries of the Amendment Effective Date, subject to Employee’s continued employment through the applicable vesting date, or earlier as provided in Section 9. The Extension Award will be subject to the terms and conditions of the applicable award agreement and the 2012 Long Term Incentive Plan, as amended from time to time, or other applicable plan (as applicable to the Extension Award or other future equity grants, the “Equity Plan”) and the terms and conditions of the Merger Agreement, including the requirement that any unvested portion of the Extension Award convert into a restricted cash award upon the Closing, except as otherwise provided in this Agreement.”

In addition, each other occurrence of the phrase “Sign-On Award” that would otherwise remain in the Employment Agreement shall be replaced with the phrase “Extension Award”.

5.             Section 280G. The Employment Agreement is hereby amended by deleting Section 4(f) in its entirety, provided that the defined term “Code” shall be redefined in the first instance it is used in the Employment Agreement, as amended by this Amendment.

2

6.             Termination for Terminating Disability. The Employment Agreement is hereby amended by deleting Section 9(a)(iii) in its entirety and replacing it with the following:

“Upon termination of the Term on account of a Terminating Disability, Employer shall pay Employee (1) the Accrued Obligations (all subject to offset for any amounts received pursuant to the Disability Plans, in accordance with the terms of such Disability Plans) and (2) an amount equal to the Bonus that Employee otherwise would have earned under Section 4(b) had no such termination of employment occurred, based on actual achievement of the applicable performance goals, as determined by the Compensation Committee, and prorated for the number of days Employee was employed by Employer during the period beginning on the Amendment Effective Date and ending on the date of termination of the Term compared to three-hundred and sixty-five (365), and determined without regards to any proration that would be otherwise required by Section 4(b), payable in accordance with the timing set forth in Section 4(b) (the “Pro-Rata Bonus”).  In addition, upon termination of the Term on account of a Terminating Disability, a prorated portion of the Extension Award shall vest based on the number of days Employee was employed by Employer during the period beginning on the Amendment Effective Date and ending on the date of termination of the Term compared to one-thousand and ninety-six (1,096) (less any portion that has previously vested) and any other outstanding equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.”

7.             Termination on Account of Death of Employee. The Employment Agreement is hereby amended by deleting the second sentence of Section 9(b) in its entirety and replacing it with “Upon termination of the Term and Employee’s employment on account of the death of Employee, a prorated portion of the Extension Award shall vest based on the number of days Employee was employed by Employer during the period beginning on the Amendment Effective Date and ending on the date of termination of the Term compared to one-thousand and ninety-six (1,096) (less any portion that has previously vested) and any other outstanding equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.”

8.             Certain Other Terminations. The Employment Agreement is hereby amended by deleting the phrase “continue receiving the compensation provided for in Sections 4(a) and 4(b) through the Interim Period End Date” in Section 9(d) and replacing it with “receive the Pro-Rata Bonus”.

9.             Transition Services. The Employment Agreement is hereby amended by deleting the phrase “the Interim Period End Date” each time it occurs in Section 3(c) of the Employment Agreement and replacing it with “the Extension Period End Date”.

10.             Legal Fees. Notwithstanding anything in the Employment Agreement to the contrary, subject to Employee providing reasonable documentation, Employer shall pay, or reimburse, Employee’s reasonable legal fees incurred in connection with the negotiation and entry into this Amendment, with the aggregate amount of such reimbursement not to exceed $5,000.

11.             Prior Agreement Compensation. For the avoidance of doubt, Employee shall remain entitled to receive any compensation earned under the Employment Agreement, as in effect prior to this Amendment, through the Amendment Effective Date, which shall include the Base Salary earned through such date, the Bonus for the period through January 29, 2022 and the Sign-On Award, each, in accordance with the terms of the Employment Agreement as in effect prior to this Amendment. In addition, notwithstanding anything in the Employment Agreement or this Amendment to the contrary, Employee shall remain eligible to receive the “Deal Bonus” provided for in the Deal Bonus Agreement entered in between Employee and CyrusOne in accordance with its terms.

3

12.             Except as set forth in this Amendment, all terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Employment Agreement shall refer to the Employment Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Employment Agreement.

13.             This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

[Signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CYRUSONE MANAGEMENT SERVICES LLC,

by

/s/ Robert M. Jackson
Name:	Robert M. Jackson
Title:	Executive Vice President, General Counsel and Secretary

Date: January 25, 2022

EMPLOYEE,

by

/s/ David H. Ferdman
Name:	David H. Ferdman

Date: January 25, 2022

5